Exhibit 99.1

MBIA Inc. 113 King Street Armonk, NY 10504 www.mbia.com NEWS RELEASE

MBIA, Media: Willard Hill +1-914-765-3860

MBIA, Media: Elizabeth James +1-914-765-3889

MBIA, Investor Relations: Greg Diamond +1-914-765-3190

MBIA ANNOUNCES PRICING OF SURPLUS NOTES OFFERING

ARMONK, N.Y. – January 11, 2008 – MBIA Inc. (NYSE:MBI) today announced the pricing of the private placement offering of Surplus Notes that its subsidiary, MBIA Insurance Corporation (the “Company”) has agreed to issue as part of its comprehensive plan to strengthen its capital. The offering consists of $1 billion principal amount of Surplus Notes due in 2033 at an initial interest rate of 14 percent until January 15, 2013 and thereafter at an interest rate of three-month LIBOR plus 11.26 percent. The Surplus Notes are callable at par at the Company’s option on the fifth anniversary of the date of issuance and every fifth anniversary thereafter. The offering is expected to close on January 16, 2008.

The Surplus Notes are being issued in the United States to qualified institutional buyers pursuant to Rule 144A under the Securities Act of 1933, as amended, and outside the United States pursuant to Regulation S under the Securities Act. This notice is issued pursuant to Rule 135c of the Securities Act. The Surplus Notes will not be registered under the Securities Act and may not be offered or sold in the United States absent registration or exemption from the registration requirements.

This press release shall not constitute an offer to sell or the solicitation of an offer to buy, nor shall there be any offer or sale of the Surplus Notes in any jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any jurisdiction.

This news release may contain forward-looking information relating to the future performance of the Insurance Company. These forward-looking statements are not guarantees of the Insurance Company’s future performance. Actual results may differ materially from these forward-looking statements due to various potential factors. Descriptions of these potential factors can be found in the Company’s SEC filings, which can be accessed by the Company’s Web site, www.mbia.com. The Company undertakes no obligation to publicly correct or update any forward-looking statements even if it later becomes aware that such results are not likely to be achieved.

MBIA Inc., through its subsidiaries, is a leading financial guarantor and provider of specialized financial services. MBIA’s innovative and cost-effective products and services meet the credit enhancement, financial and investment needs of its public and private sector clients, domestically and internationally. MBIA Inc.’s principal operating subsidiary, MBIA Insurance Corporation, has a financial strength rating of Triple-A from Moody’s Investors Service, Standard & Poor’s Ratings Services and Rating and Investment Information, Inc. Fitch Ratings has placed MBIA on Rating Watch Negative. MBIA has offices in London, Madrid, Mexico City, Milan, New York, Paris, San Francisco, Sydney and Tokyo. Please visit MBIA’s Web site at www.mbia.com.

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